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                                                                    EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of IBP, inc., and related Prospectus of Tyson Foods, Inc. for the Registration Statement (Form S-4 No. 333-67352) of 134,706,768 shares of Class A common stock that will be issued in connection with the merger of IBP, inc. with and into Lasso Acquisition Corporation, a wholly owned subsidiary of Tyson Foods, Inc. and to the incorporation by reference therein of our reports dated November 13, 2000 with respect to the consolidated financial statements of Tyson Foods, Inc. incorporated by reference in its Annual Report (Form 10-K) for each of the three years in the period ended September 30, 2000 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Little Rock, Arkansas
August 22, 2001